As filed with the Securities and Exchange
                  Commission on               , 1996


                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             GRAFF PAY-PER-VIEW INC.
             (Exact name of Registrant as specified in its charter)

Delaware                                                 11-2917462
(State                                                   (I.R.S. employer
of incorporation)                                        identification number)
                             536 Broadway, 7th Floor
                            New York, New York 10012
                                 (212) 941-1434
   (Address and telephone number of Registrant's principal executive offices)

                           J. Roger Faherty, Chairman
                             Graff Pay-Per-View Inc.
                             536 Broadway, 7th Floor
                            New York, New York 10012
                                 (212) 941-1434
            (Name, address and telephone number of agent for service)

                                   Copies to:
                           Michael D. DiGiovanna, Esq.
                           Parker Duryee Rosoff & Haft
                                529 Fifth Avenue
                            New York, New York 10017
                                 (212) 599-0500

Approximate date of commencement of proposal sale: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

- ------------------------ -------------------- ----------------------- ------------------------ ----------------------
Title of Each Class of   Amount to be         Proposed Maximum        Proposed Maximum         Amount of
Securities to be         Registered           Offering Price Per      Aggregate Offering       Registration Fee
Registered                                    Unit1                   Price1
- ------------------------ -------------------- ----------------------- ------------------------ ----------------------
Shares of Common         1,391,440            $2.6875                 $3,739,495               $1,289
Stock, par value, $.01
per share
- ------------------------ -------------------- ----------------------- ------------------------ ----------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). Based on the average of the high and low price of the Common Stock as reported on The Nasdaq National Market on April 26, 1996.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             GRAFF PAY-PER-VIEW INC.


                              Cross Reference Sheet
                    Required by Item 501(b) of Regulation S-K


Item No. & Caption                         Location in Prospectus

1.  Forepart of Registration               Outside Front Cover Page
    Statement and Outside Front
    Cover of Prospectus
2.  Inside Front and Outside               Inside Front Cover Page; Available
    Back Cover Pages of Prospectus         Information; Incorporation of
                                           Certain Documents by Reference
3.  Summary Information, Risk Factors      Prospectus Summary; Risk Factors
    and Ratio of Earnings to Fixed
    Charges
4.  Use of Proceeds                        Prospectus Summary; Use of Proceeds
5.  Determination of Offering Price        Not Applicable
6.  Dilution                               Not Applicable
7.  Selling Security Holders               Selling Stockholders
8.  Plan of Distribution                   Outside Front Cover Page; Selling
                                           Stockholders
9.  Description of Securities to be        Not Applicable
    Registered
10. Interests of Named Experts and         Not Applicable
    Counsel
11. Material Changes                       Not Applicable
12. Incorporation of Certain Information   Incorporation of Certain Documents
    by Reference                           by Reference
13. Disclosure of Commission Position on   Not Applicable
    Indemnification for Securities Act
    Liabilities

- --------------------------------------------------------------------------------
P R O S P E C T U S
- --------------------------------------------------------------------------------
                             GRAFF PAY-PER-VIEW INC.

                        1,391,440 Shares of Common Stock

         This Prospectus relates to 1,391,440 shares (the "Selling Stockholder Shares") of Common Stock, par value $.01 per share ("Common Stock"), of Graff Pay-Per-View Inc., a Delaware corporation (the "Company"), which shares are being offered for sale by the persons named herein under the caption "Selling Stockholders" (the "Selling Stockholders"). The Selling Stockholder Shares were issued or will be issued in connection with (i) the merger of Spector Entertainment Group, Inc. ("SEG") with a wholly-owned subsidiary of the Company,
(ii) the exercise of options issued in settlement of an action commenced against the Company (the "Option"), (iii) services rendered to the Company by a consultant, (iv) the modification of an existing license agreement, (v) the merger of CPV with a wholly-owned subsidiary of the Company, (vi) the exercise of warrants issued to Imperial Bank (the "Imperial Warrant") and (v) the exercise of warrants issued to Midlantic Bank N.A. (the "Midlantic Warrant").

     The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. See "SELLING STOCKHOLDERS."

         The Selling Stockholders, or their pledgees, donees, transferees or other successors, may sell the Common Stock in any of three ways: (i) through broker-dealers; (ii) through agents or (iii) directly to one or more purchasers. The distribution of the Common Stock may be effected from time to time in one or more transactions (which may involve crosses or block transactions) (A) on The Nasdaq Stock Market or on other markets where the Common Stock is traded, or (B) in transactions not on such markets. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may effect such transactions by selling the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or commissions from purchasers of the Common Stock for whom they may act as agent (which discounts, concessions or commissions will not exceed those customary in the types of transactions involved). The Selling Stockholders and any broker-dealers or agents that participate in the distribution of the Common Stock might be deemed to be underwriters, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act").

     The Company has agreed to bear all expenses (other than selling discounts, concessions and commissions) in connection with the registration and sale of the Common Stock being offered by the Selling Stockholders. The Company has agreed to indemnify certain of the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

         The Common Stock being offered hereby by the Selling Stockholders has not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Common Stock should confirm the registration thereof under the securities law of the state in which such transactions occur, or the existence of any exemption from registration.

         The Common Stock is traded on The Nasdaq National Market under the symbol GPPV.

                  See "RISK  FACTORS" on page  of this  Prospectus  for certain
                  information   which  should  be  considered   by   prospective
                  purchasers of the Selling Stockholder Shares offered hereby.

                  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      The date of the Prospectus is , 1996.

                                TABLE OF CONTENTS



                                                                          Page
            Available Information
            Incorporation of Certain Documents by Reference
            Prospectus Summary
            Risk Factors
            Use of Proceeds
            Selling Stockholders
            Legal Matters
            Experts


         No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information of the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048 and Midwest Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies can be obtained by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information reference is made to the Registration Statement, copies of which can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Incorporated herein by reference are the following documents filed by the Company with the Commission (File No. 0-21150) under the Exchange Act:

                  (a) The Company's Annual Report on Form 10-K, as amended by the Annual Report on Form 10-K/A-1, for its fiscal year ended December 31, 1995.

                  (b) The description of the Company's Common Stock contained in the Registration Statement on Form 8-A.

         All documents filed by the Company with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus, but prior to the termination of this offering, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

         The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered copies of the above documents, other than exhibits thereto, upon written or oral request of any such person to the Secretary of the Company, 536 Broadway, New York, New York 10012 (telephone number (212) 941-1434).



                  PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus or incorporated herein by reference. Each prospective investor is urged to read this Prospectus in its entirety.

THE COMPANY

         Graff Pay-Per-View Inc. and its subsidiaries (collectively "Graff" or the "Company") is a diversified world-wide entertainment company which owns and operates transaction based television networks in North America and Europe, provides telecommunications and television production services principally to the pari-mutuel wagering industry, produces and licenses television programs and motion pictures and together with a partner, is developing the use of emerging video delivery systems.

         Formed in 1987, the Company is a leading provider of premium entertainment networks. The Company operates and distributes SPICE and THE ADAM & EVE CHANNEL (collectively, the "SPICE Networks"), two domestic pay-per-view
programming   networks   with  access  to  over  18.3  million   cable,   C-band
direct-to-home ("DTH") and DIRECTV(R) direct broadcast satellite ("DBS") subscribers. The SPICE Networks feature "cable version" adult films. Cable version adult films (as contrasted with the explicit or hard core versions) are specially produced and edited to conform to strict, internally developed guidelines which are generally accepted as the standard in the industry. The SPICE Networks have affiliation agreements with 9 of the top 10 multiple system operators.

         In Europe, the Company operates and distributes two adult subscription networks, THE ADULT CHANNEL and EUROTICA which have approximately 172,000 and 7,000 subscribers, respectively. THE ADULT CHANNEL, originated in the United Kingdom, is a satellite delivered subscription network. THE ADULT CHANNEL features cable version adult movies similar to those exhibited on the SPICE Networks. In February 1995, the Company launched EUROTICA, a European satellite delivered subscription network based in Denmark which features explicit version adult movies and adult entertainment. EUROTICA is marketed to the DTH market satellite dish owners and cable systems throughout Europe and has subscribers in over 15 countries.

         The Company holds a majority interest in CVS Partners, a partnership which owns and operates CABLE VIDEO STORE, a domestic hit movie pay-per-view network. CABLE VIDEO STORE is available to approximately 2.5 million addressable households in the United States. CABLE VIDEO STORE licenses motion pictures from all of the major film studios and several independent production companies. CVS Partners plans to transition the network from a single channel satellite delivered network to an enhanced pay-per-view network employing video file server technology.

                  The Company also owns and operates THE HOME VIDEO CHANNEL, a taped delivered subscription movie service distributed in the United Kingdom through cable systems. THE HOME VIDEO CHANNEL, which is offered in the evening hours, features action, horror and other "B" movies licensed from independent producers. THE HOME VIDEO CHANNEL has approximately 71,000 subscribers.

         Through its wholly owned subsidiary Spector Entertainment Group, Inc.("SEG"), the Company is a full service provider of telecommunications, television production and related services to the pari-mutuel wagering, sports, entertainment, and other industries. SEG also brokers unused satellite transponder capacity and provides satellite transmission services to third parties. SEG and an affiliate have also undertaken research and development efforts to provide interactive television programming featuring live broadcasts of horse races and other gaming events complemented with broadcast distributed information.

         The Company is continuing to adapt its content for new media such as CYBERSPICE, the Company's Internet website, and is developing new transactional services for the evolving two-way interactive networks. In addition, the Company is currently deploying emerging video delivery systems such as file server based enhanced pay-per-view and is utilizing other delivery systems to achieve the widest distribution of the Company's networks and programming.

         The Company is instituting a strategy to globalize its adult networks and programming. The Company has an extensive library of adult films which it licenses to its European affiliates and to third parties. This programming may also be used to create new SPICE branded services or other adult networks. The Company is also exploring the possibility of reuplinking its SPICE Networks signal to satellites that service different geographical areas for rebroadcast in other locations such as South America.

         The Company incurred a $2.7 million operating loss for 1995 before a non-recurring restructuring charge and write down of investments totaling approximately $10.5 million. The Company's liquidity has been affected as a result of these losses. The Company responded to these problems with a multi-faceted restructuring plan. The Company has curtailed unprofitable and capital intensive initiatives, reduced the number of employees, accepted the resignations of certain members of senior management and renegotiated its credit facility with its principal lender.

         The Company is incorporated under the laws of the State of Delaware. The principal executive offices of the Company are at 536 Broadway, New York, New York 10012 and its telephone number is (212) 941-1434.

The Offering

Securities Offered:           1,391,440 shares of Common Stock being offered for
                              sale by certain stockholders (the "Selling
                              Stockholders").

Use of Proceeds:              The Company will receive no portion of the
                              proceeds from the sale of Common Stock by the Selling Stockholders. The Company will receive
                              $134,000 from the exercise of the Option, $62,500 from exercise of the Imperial Warrant and $300,000 from exercise of the Midlantic Warrant, if and when exercised which amounts, when paid, will be used for working capital.


Risk Factors:                 Investment in the Common Stock is speculative and
                              involves a high degree of risk. Prospective purchasers should carefully review the factors set forth under "RISK FACTORS."

                                  RISK FACTORS

         In  addition  to  the  other   information   in  this   Prospectus  and
incorporated herein by reference, the following factors should be considered carefully in evaluating an interest in the Common Stock offered hereby:

                  1.       Loss for Year; Violation of Financial Covenants:


                  The Company reported a loss for 1995 of approximately of $15.1 million which includes an operating loss of approximately $2.7 million before a non-recurring restructuring charge and write downs of investments of approximately $10.5 million. No assurances can be given when the Company will return to profitability.

         As a result of the loss and violations of its financial covenants, the Company has renegotiated its credit facility with Midlantic Bank, N.A. ("Midlantic"). Pursuant to a Third Amendatory Agreement dated March 29, 1996, Midlantic has (i) extended the term of the loan until January 2, 1997, (ii) waived certain financial covenant violations through the date of the agreement,
(iii) eliminated all of the financial covenants for the balance of the loan's term except for the net worth covenant which was revised in accordance with the Company's projections and a covenant requiring the Company to maintain specified levels of cash flows and (iv) consented to certain transactions. When the loan matures, the Company will be required to obtain replacement financing or alternative sources of capital. There is no assurance that the Company will be able to obtain such financing or, if obtained, that the terms of any such financing or alternative sources of capital will be acceptable to the Company.

                  2.       Possible Need for Additional Financing:


                  The Company drew down its entire available line of credit to fund its operating losses, as well as to finance its investments in fixed assets and various joint ventures. The Company has restructured its operations, reduced its staff, suspended certain operations and curtailed capital intensive projects in an effort to reduce operating expenses. These steps are designed to enable the Company to fund its operations from cash flow. While the Company now believes that it is in a position to fund its normal day-to-day operations from operating cash flow, the Company may need additional capital for operations and for other business opportunities. If the Company requires additional capital, it will be required to obtain an alternate source of funding. No assurances can be given that any such sources, if needed, can be obtained, or if obtained, that the terms of any such funding will be acceptable to the Company.


                  3.       Possible Delisting of the Company's Common Stock:

                  As a result of the Company's 1995 loss, the Company's net worth does not meet the listing requirements for The Nasdaq National Market ("Nasdaq"). The Company is currently exploring alternate sources of equity to augment its net worth. No assurances can be given that the Company will be able to maintain its Nasdaq listing. If the Company's Common Stock is not traded on Nasdaq, the Company would apply to The Nasdaq Stock Market, Inc. to have its Common Stock quoted on The Nasdaq SmallCap Market. There is no assurance that the Company will be able to have its Common Stock quoted on The Nasdaq SmallCap Market. If the Company is unable to have its Common Stock quoted on The Nasdaq SmallCap Market, its Common Stock would be quoted in the "pink sheets" or, if then available, the National Association of Securities Dealers' ("NASD") "Electronic Bulletin Board."


                  Subject to certain exceptions, it is unlawful for a broker or dealer to sell any equity security that has a price less than $5.00 per share (a "penny stock") unless prior to the transaction, the broker or dealer has (i) approved the person's account for transactions in penny stocks in accordance with certain procedures and (ii) received from the person a written agreement to the transaction. Excepted from the definition of the term "penny stock" include, among others, (i) securities authorized for quotation on The Nasdaq Stock Market, (ii) securities of a company that has net tangible asserts (i.e. total assets less intangible assets and liabilities) in excess of $2 million or (iii) securities of a company that has average revenues of at least $6 million for the last three years.

                  Were the Company's Common Stock to become subject to the regulations applicable to penny stocks, the market liquidity for the securities would be severely affected, limiting the ability of brokers or dealers to sell the securities and the ability of the Selling Stockholders and persons acquiring shares from Selling Stockholders to sell securities in the secondary market. There is no assurance that trading in the Company's securities will not be subject to these or other regulations that would adversely affect the market for such securities.

                  4.       Potential Reduction in Revenues from Change in Law:

                  The Communications Decency Act (the "CDA") contains a provision which requires cable system operators to fully scramble the audio and ideo of channels primarily featuring sexually explicit programming. If this provision takes effect, the revenues from the SPICE Networks will be adversely affected. Under the provision, a cable system must block the signal of a channel featuring sexually explicit programming if a channel cannot fully scramble the audio and video signal during the hours when a substantial number of children may be viewing. The Federal Communications Commission ("FCC") issued an order which provides that theses hours are between 6:00 AM and 10:00 PM. Many of the SPICE Network affiliates do not fully scramble the audio portion of the signal and would be required to block the signal during the hours of 6:00 AM until 10:00 PM if this provision takes effect.

         The new provision was to take effect on March 9, 1996. The Company challenged the constitutionality of this provision, seeking to enjoin its enforcement. On March 7, 1996 the Court granted the Company's application for a temporary restraining order prohibiting enforcement of the provision. Substantially all of the SPICE Networks' cable system affiliates did not curtail their distribution of the SPICE Networks.

          A hearing on the Company's application for a preliminary injunction is scheduled for June 21, 1996 with a hearing on the merits thereafter. The CDA provides for automatic review by the Supreme Court of any decisions concerning the constitutionality of any provision of the CDA. While the Company believes that it is likely that the provision will not take effect until the Supreme Court ultimately decides the constitutionality of the provision, which the Company anticipates will likely not occur until 1997, there are no assurances that the CDA may take effect earlier should the District Court refuse to continue the stay. If the provision does take effect, the Company's revenues may be adversely affected; the amount of the reduction depends on several factors and is impossible to predict at this point in time.

                  5.       Arrangements with Cable Systems:

                  The Company's primary source of revenues is derived through cable systems which transmit the Company's programming to their subscribers. As a result of consolidation in the cable industry, the ten largest domestic multiple system operators ("MSO's") (by the number of addressable subscribers) control access to approximately 75% of the addressable subscribers in the country. In 1995 the two largest MSO's, Tele-Communications, Inc. ("TCI") and Time Warner each accounted for 12% and 9%, respectively, of the Company's revenues. This concentration in the cable industry coupled with competing programming services has resulted in the large MSO's having significant bargaining power over the terms and conditions of the Company's affiliation agreements. This has resulted in the reduction of the Company's share of revenues from cable sales of the SPICE Networks which may adversely affect future revenues. Moreover many of the Company's affiliation agreements with these cable systems are generally terminable by either party on 30 days' prior notice. The Company's revenues would be adversely effected if any of these agreements were terminated.


                  6.       Controversial Programming:

                  A substantial portion of the Company's revenues are generated by its SPICE Networks. The SPICE Networks feature adult cable version movies and programs. The Company determines, from time to time, not to broadcast the SPICE Networks into certain states. While the Company believes its programming does not violate current federal, state or local laws with respect to adult content, and it has never been so charged, there can be no assurance that any such charges will not be made in the future or that future laws will not be enacted under which the Company's programming is alleged to be in violation. Should this occur, the Company's ability to sell its SPICE Networks would be substantially impaired which would adversely impact the Company's revenues.

     See also "Risk Factors- Potential Reduction in Revenue from Change in Law."

                  7.       Changes in Technology:

                  The Company believes its current satellite delivery system represents the most efficient current technology for delivering its networks. Technological advancements in home television/cable delivery systems including digital compression of video information, video file servers, compression of satellite signals and fiber-optic delivery of video and video dialtone continue at a rapid pace. It is unclear which, if any, of the competing technologies or combination thereof will prove cost effective and be adopted by the industry. To remain competitive, the Company may be forced to decide among competing technologies before any industry standard becomes apparent or may be required to incur material capital expenditures to adapt to new technology. There can be no assurance that the Company will correctly select the "appropriate" technology or will have sufficient capital to fund the requisite capital expenditures.

                  8.       Competition - Adult Content:


                  The SPICE Networks, the largest domestic adult pay-per-view networks, have one principal pay television competitor in the cable market, Playboy. Playboy recently launched a second movie-oriented network which competes directly with the SPICE Networks. Other competitive services may be launched in the near future. In the cable market, the Company believes that many cable operators who currently carry adult programming make programming decisions based on revenues splits and buy rates. In certain instances, this has resulted in a reduction in the Company's share of revenues.

                  In the C-band direct to home market, there are several networks which exhibit "explicit" adult entertainment and compete with the SPICE Networks in this market only. The Company's revenue from the SPICE Networks in the C-band direct to home market have declined as a result of the new explicit adult services. It is not anticipated that this trend will reverse. Domestic cable operators do not currently carry the explicit adult services. If they do so, the Company's revenues from the SPICE Networks could be adversely affected.

                  Two adult networks were recently launched in the United Kingdom which compete with THE ADULT CHANNEL. Since the launch of these two services, THE ADULT CHANNEL's subscriber base has been adversely affected. Currently EUROTICA has two principal competitors. Other competitors may enter the market in the United Kingdom and continental Europe which may adversely affect THE ADULT CHANNEL and/or EUROTICA.

                   9.    Competition - Hit Movies, Hotel Pay-Per-View and
                         Programming:

               CABLE VIDEO STORE, now operated by CVS Partners, a partnership in which the Company holds a 75% interest, competes with all other segments of the entertainment industry. In television viewing, the Company must compete with network, independent and cable television, as well as other pay-per-view programming services. The hit movie pay-per-view business also competes with the home video sales and rentals businesses. CABLE VIDEO STORE has two primary television pay-per-view competitors, Request Television and Viewer's Choice, as well as stand alone hit movie pay-per-view networks operated by various cable operators. The Company believes that Viewer's Choice and Request Television have substantially greater financial resources, staffs and facilities than the Company.

         THE HOME VIDEO CHANNEL is one of several movie channels available to U.K. cable operators. BSkyB has three such networks and substantially more subscribers and greater resources than THE HOME VIDEO CHANNEL.

                  Prior to the recent restructuring, the Company produced TV programming, feature films and interactive CD-ROMs. The Company continues to distribute these products but has suspended its production activities. There are many dependent and independent production companies that compete in these market segments and have greater resources than the Company.

                  10. Competition - Telecommunications, Television Production and Related Services:

                  The  Company  believes  that  SEG is the  only  company  which markets a full and integrated array of telecommunications, television production, data broadcast and related services to the pari-mutuel wagering industry. The Company believes that competition in the industry, as a whole, is fragmented. However the Company believes that the industry is consolidating from acquisitions of smaller companies by companies with greater resources.


                  11.      Availability of Satellite Capacity:

                  The Company's domestic pay-per-view networks are delivered to cable operators and C-band DIRECT TO HOME customers via satellite transponders owned by AT&T on its Telstar 402R satellite. The Company's service agreement continues for the satellite's useful life. If the satellite goes out of service prematurely, the Company will be required to make alternate transponder or satellite arrangements when such transponders or satellites may be in short supply.

                  The  Company  has  a  contract  with  Societe  Europeenne  des
Satellites S.A. the owner of the Astra satellites, providing transmission services for THE ADULT CHANNEL, through January, 1997. The footprint of the satellite is Western Europe. The Company entered into an agreement with TELECOM Denmark A/S on December 20, 1994 for satellite and uplink services on its Eutelsat II F1 Satellite for EUROTICA. The footprint of the satellites is also Western Europe. This agreement continues through May 31, 1996 and the Company is negotiating with TELECOM to extend this agreement. If an extension cannot be obtained, the Company will be forced to obtain alternate transponder services. No assurances can be given that the Company will be able to obtain such services or if obtained, the cost thereof.


                  12.      Risk of Piracy:

                  In North America, the Company uses the VideoCipher II+ encoding system manufactured by General Instruments Corporation to scramble its signal for delivery to the cable headend and to the C-Band DTH market. Cable systems then descramble the signal and rescramble the signal using scrambling technology compatible with the set-top boxes utilized by the cable system. Although the Company expects VideoCipher II+ to significantly reduce the unauthorized reception of scrambled satellite signals (i.e., "piracy"), the Company believes that piracy nevertheless occurs both in the C-Band DTH market and more significantly in the cable market where many cable systems use less secure scrambling technology than the Video Cipher II+ encoding system used by the Company. There can be no assurance that the Company will not continue to be deprived of income as a result of piracy.

     In Europe, THE ADULT CHANNEL and EUROTICA use the Videocrypt system developed by News Datacom Limited.

                  13.      Regulation:

                  The field of cable television programming is subject to regulation by the federal and by the various state and local governments. Changes to such regulations could adversely affect the market for the Company's programming. As noted above the CDA contains a provision requiring full audio and video scrambling of channels such as the SPICE Networks. The Company is currently seeking to delay this provision from taking effect or having the provision declared unconstitutional. If the provision takes effect as enacted, the Company's revenues from the SPICE Networks may be adversely affected.

                  The Company also provides telecommunications, television production and related services primarily to the pari-mutuel wagering industry. The Company's activities in this area are regulated by the FCC and subject to other federal, state and local government rules and regulations. A change in the regulation of this activity could adversely affect the Company's business.

                  CYBERSPICE, the Company's adult oriented on-line service, also may be materially affected by the CDA. The CDA makes it a criminal offense to transmit to minors "indecent" content on-line and over the Internet. However a person providing adult content on-line will not be subject to prosecution under the CDA if the provider has taken good faith reasonable efforts to prevent or restrict access to minors. Promptly following enactment, the constitutionality of this provision was challenged by unrelated third parties and a District Court has issued a temporary restraining order enjoining enforcement of this provision.

         While it is the Company's belief that this portion of the CDA will be enjoined from enforcement and ultimately struck down on constitutional grounds, if the challenges are unsuccessful, CYBERSPICE may be subject to the provision. The Company has converted CYBERSPICE to a site which is cross-promotional of the SPICE Networks and the Company believes that it does not contain "indecent" material. CYBERSPICE is linked to a site which provides adult content and which is a subscription service. As part of the subscription process, the site operator has installed safeguards limiting access to the site to persons who are not minors which should satisfy the statutory safe haven. No assurances can be given that the CDA will not adversely affect the revenues from CYBERSPICE which have been nominal to date.


                  14.      Control by Principal Stockholders:

                  Four members of the Company's Board of Directors, one of whom was the Company's founder, and their families beneficially own approximately 18% of the Company's Common Stock. Accordingly, such individuals will, under most circumstances, retain the practical power to elect all of the directors of, and otherwise control, the Company.

                  15.      No Dividends:

                  The Company has never declared or paid any cash dividends on its capital stock. The Company currently anticipates that all of its earnings, if any, will be retained for development of the Company's business, and does not anticipate paying any cash dividends in the near future. The Company's credit line with Midlantic and SEG's notes payable with Imperial prohibit the payment of dividends.

USE OF PROCEEDS

         Except as described below, the Company will receive none of the proceeds from the sale of the Selling Stockholders Shares offered hereby. The Company will receive $134,000 upon exercise of the Option if and when exercised (the exercise price currently exceeds the market price of the Company's common stock on October 30,1995). The Company will receive $62,500 from the exercise of the Imperial warrant if that warrant is exercised and $300,000 from the exercise of the Midlantic Warrant. Any such proceeds will be used for working capital.


         In certain circumstances, the Company may realize proceeds from the sale of up to 125,000 shares of Common Stock held by two Selling Stockholders, Messrs. Greenberg and Goldberg. An affiliate of such Selling Stockholders is indebted to the Company in the amount of $518,231; Messrs. Greenberg and Goldberg have guaranteed that obligation. Such Selling Stockholders have entered into an Escrow and Agency Agreement ("Escrow Agreement") with the Company and an escrow agent pursuant to which, in certain circumstances, if Messrs. Greenberg and Goldberg default on their guaranty to the Company, the 125,000 shares deposited with the escrow agent will be sold. Messrs. Greenberg and Goldberg are obligated to use the proceeds from such sale in satisfaction of their guaranty.

SELLING STOCKHOLDERS


         The Selling Stockholders are hereby offering a total of 1,391,440 shares of Common Stock (including 16,000 shares to be issued upon exercise of the Option, 20,000 shares to be issued upon the exercise of the Imperial Warrant and 100,000 shares to be issued upon exercise of the Midlantic Warrant). The shares of Common Stock are being registered pursuant to registration rights agreements between the Company and the Selling Stockholders except for the shares to be issued upon exercise of the Midlantic Warrant. The following table sets forth the name of each person who is a Selling Stockholder and the number of Selling Stockholder Shares owned by such person prior to the proposed sale as at April 30, 1996.



                                                     NO. OF GPPV                          NO.  & %  OF GPPV
   NAME OF SELLING STOCKHOLDER                       SHARES OWNED     NO. OF GPPV          SHARES TO BE OWNED
   & RELATIONSHIP TO COMPANY                          PRIOR TO      SHARES OFFERED         AFTER GIVING EFFECT
                                                       OFFERING                                TO  OFFERING



   EDWARD M. SPECTOR AND ILENE H. SPECTOR,                  666.000         616,000                 50,000
   CO-TRUSTEES OF THE SPECTOR REVOCABLE FAMILY
   TRUST (1)
   Eric M. Spector (2)                                       29,340          28,000                  1,340
   Evan M. Spector(3)                                        28,000          28,000
   Staci M. Spector(3)                                       28,000          28,000
   TX Media, Inc (4).                                        18,940          18,940
   Coastline Films, Inc (5)                                  15,000          15,000
   Paul Kestenbaum(6)                                        16,000          16,000
   Marc Greenberg(7)                                        312,400         312,400
   Richard Goldberg(7)                                      209,100         209,100
   Imperial Bank (8)                                         20,000          20,000
   Midlantic Bank N.A.(9)                                   100,000         100,000                 ______
                                                            -------         -------

                                       TOTAL              1,442,130       1,391,440                 51,340
                                                          =========       =========                 ======

(1) Edward M. Spector is a Director of the Company and the Trustee of the Spector Revocable Family Trust (the "Trust") . Six hundred and sixteen thousand of the Trust's shares were obtained in connection with the merger of SEG with a wholly-owned subsidiary of the Company (the "SEG Merger").

(2) Eric M. Spector is the son of Edward M. Spector and the Trustee of the Eric M. Spector Revocable Trust. Eric M. Spector received 28,000 shares of Common Stock in connection with the SEG Merger and owns 1,340 shares through his trust.

(3) Evan M. and Staci Spector are the children of Edward M. Spector. Each received 28,000 shares of Common Stock in connection with the SEG Merger.


(4) TX Media, Inc. was issued shares of Common Stock as a finder's fee in connection with the SEG Merger.

(5) Paul Kestenbaum was issued an Option to acquire 16,000 shares of the Company's common stock at an exercise price of $8.50 in settlement of an action commenced by Mr. Kestenbaum against the Company. Such shares are included herein pursuant to the Company's commitment to register the resale of such shares. Mr. Kestenbaum has not exercised the Option as of the date of this Prospectus.

(6) Coastline Films, Inc. was issued shares of Common Stock in connection with the modification of an existing license agreement with the Company.


(7) Marc Greenberg and Richard Goldberg are the former shareholders of CPV and acquired their shares in connection with the Company's acquisition of CPV by merger with a wholly-owned subsidiary of the Company in exchange for Common Stock. Pursuant to the Escrow Agreement, 125,000 shares of their Common Stock have been deposited with the escrow agent. See, "USE OF PROCEEDS."


(8) SEG violated certain of the financial covenants in its loan agreement with Imperial. As part of Imperial's agreement to waive these violation through December 31, 1995, the Company issued Imperial a warrant to acquire 20,000 shares of the Company's common stock at an exercise price of $3.125 per share.
         Imperial has not exercised the Imperial Warrant as of the date of this Prospectus.


(9) The Company violated certain of the financial covenants in its loan agreement with Midlantic Bank. As part of Midlantic's agreement to waive these violation through March 29, 1996, the Company agreed to replace a warrant previously issued to Midlantic with a new warrant containing substantially identical terms except for the exercise price which was reduced from $12.03 per share to $3.00 per share. The Company is obligated to register the shares underlying the Midlantic Warrant upon Midlantic's demand. The Company has agreed to register the transfer of theses shares in exchange for Midlantic's agreement to not exercise its demand registration rights while the shares remain transferable pursuant to this Prospectus. Midlantic has not exercised the Midlantic Warrant as of the date of this Prospectus.



PLAN OF DISTRIBUTION


         The Selling Stockholders, or their pledgees, donees, transferees or other successors, may sell the Common Stock in any of three ways: (i) through broker-dealers; (ii) through agents, or (iii) directly to one or more purchasers. The distribution of the Common Stock may be effected from time to time in one or more transactions (which may involve crosses or block transactions) (A) on The Nasdaq Stock Market or on other markets where the Common Stock is traded, or (B) in transactions not on such markets. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may effect such transactions by selling the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or commissions from purchasers of the Common Stock for whom they may act as agent (which discounts, concessions or commissions will not exceed those customary in the types of transactions involved). The Selling Stockholders and any broker-dealers or agents that participate in the distribution of the Common Stock might be deemed to be underwriters, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act").

         Messrs. Greenberg and Goldberg have deposited 125,000 shares of Common Stock pursuant to the Escrow Agreement and have opened an account with a brokerage firm. Under the Escrow Agreement, if Messrs. Greenberg and Goldberg default on their guaranty of an affiliate's obligation to the Company, the shares deposited with the escrow agent will be sold through the brokerage firm. Messrs. Greenberg and Goldberg are obligated to use that portion of the proceeds as are necessary to satisfy their guaranty.


         The Company has agreed to bear all expenses (other than selling discounts, concessions and commissions) in connection with the registration and sale of the Common Stock being offered by the Selling Stockholders. The Company has agreed to indemnify certain of the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

         The Common Stock being offered hereby by the Selling Stockholders has not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Common Stock should confirm the registration thereof under the securities law of the state in which such transactions occur, or the existence of any exemption from registration.

LEGAL MATTERS

         The legality of the securities being offered hereby will be passed upon for the Company by Parker Duryee Rosoff & Haft, New York, New York.

EXPERTS

         The consolidated financial statements of Graff Pay-Per-View Inc. as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The balance sheet of Spector Entertainment Group, Inc. as of December 31, 1994 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1994 and 1993 incorporated in this Prospectus by reference to Form 8-K/A of Graff Pay-Per-View Inc. dated October 25, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

                  Information Not Required in Prospectus


Item 14.          Other Expenses of Issuance and Distribution

         The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than broker's discounts or commissions to be paid by the Selling Stockholders) are as follows:


                                                                        Amount

                     SEC Registration Fee                               $1,289
                     Printing and Engraving Expenses*
                     Accounting Fees and Expenses*
                     Legal Fees and Expenses*
                     Blue Sky Fees and Expenses*
                     Miscellaneous Expenses*
                                          Total*


- ------------
*  To be completed by amendment.


Item 15.  Indemnification of Directors and Officers

         Under Section 145 of the Delaware General Corporation Law, subject to various exceptions and limitations, the Company may indemnify its directors or officers if such director or officer is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful, except, in the case of an action by or in the right of the Company to procure a judgment in its favor, as to any matter which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty. The Company shall indemnify its directors or officers to the extent that they have been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, against expenses (including attorneys' fees) actually and reasonably incurred by them in connection therewith. In addition, Delaware law permits a corporation to limit or eliminate the liability of a director to the corporation and its shareholders for negligent breaches of such directors' fiduciary duties in certain circumstances. The foregoing statement is qualified in its entirety by the detailed provisions of Sections 145 and 102 of the Delaware General Corporation Law.

         The Company's Certificate of Incorporation and By-laws contain provisions with respect to the indemnification of directors and officers which provide for indemnification and limitation or elimination of liabilities to the full extent provided by Delaware law as described above.

         Reference is made to the Agreements filed as Exhibits 10.43 and 10.44 hereto for certain indemnification arrangements between the Company and the Selling Stockholders.

Item 16.  Exhibits

     (a)  Exhibits

          2.01       -      Merger Agreement and Plan of Reorganization dated
                            as of January 17, 1992 among Jericap, Inc., Jericap
                            Merger Corp., Graff Pay-Per-View Inc., J. Roger
                            Faherty, Mark Graff and Leland H. Nolan.
                            Incorporated by reference to Exhibit 2.1 of the Company's Current Report on Form 8-K dated March 9,
                            1992.

          2.02       -      Merger Agreement and Plan of Reorganization dated
                            as of May 14, 1992 between Jericap, Inc. and the Company. Incorporated by reference to Exhibit 2.3 of the Company's Registration Statement on Form 8-A dated January 26, 1993 (the "8-A").

          2.03       -      Investment and Option Agreement dated as of January
                            22, 1993 between R. C. Yates, A. D. Wren, S. P.
                            Kay, the Company and The Home Video Channel Limited.
                            Incorporated by reference to Exhibit 2.1 of the Company's Current Report on Form 8-K dated February
                            22, 1993.

          2.04       -      Merger Agreement and Plan of Reorganization dated
                            December 14, 1993 by and PSP Holding, Inc., Stefan
                            Herrmann, Paul T. Kestenbaum, Peter Heidenfelder and Alfred D. Crowell and Graff Pay-Per-View Inc.
                            and Guest Cinema, Inc. Incorporated by reference to Exhibit 2.2 of the Company's Current Report on
                            Form 8-K dated January 17, 1994.

          2.05       -      Merger Agreement and Plan of Reorganization dated
                            as of May 26, 1994 by and among CPV, Magic Hour
                            Productions, Inc., Marc Greenberg Richard Goldberg,
                            Registrant and Graff Merger Corp. Incorporated by reference to Exhibit 2.01 of the Company's Current
                            Report on Form 8-K filed June 10, 1994 (the "June,
                            1994 8-K").

          2.06       -      Merger Agreement and Plan of Reorganization dated
                            as of April 15, 1994 by and among PSP Communica-tions, Inc., Stefan Herrmann, Peter Heidenfelder,
                            Paul T. Kestenbaum, Alfred D. Crowell, Registrant and Guest Cinema, Inc. Incorporated by reference to Exhibit 2.02 of the June, 1994 8-K.

          2.07       -      Merger Agreement and Plan of Reorganization,
                            between SPICE, Inc., and Graff-Pay-Per-View Inc.,
                            Adam & Eve Communications, Inc., PHE, Inc. VCA
                            Labs, Inc., Nolan Quan, John J. Gallagher, Philip
                            Harvey and Russell J. Hampshire dated April 7,
                            1995. Incorporated by reference to Exhibit 2.03 of the April 27, 1995 Form 8-K.

          2.08       -      Merger  Agreement  and Plan of Reorganization
                            dated August 9, 1995 by and among  Spector
                            Entertainment Group,  Inc., Edward  Spector and
                            the Registrant and Newco SEG,  Inc.   Incorporated
                            by  reference  to Exhibit 2.04 of the
                            September 12, 1995 Form 8-K.

          3.01       -      Certificate of Incorporation of the Company.
                            Incorporated by reference to Exhibit 2.2 of the 8-A.

          3.02       -      By-Laws of the Company.  Incorporated by reference
                            to Exhibit 2.2 of the 8-A.

          3.03       -      Certificate of Merger dated May 15, 1992 between
                            Jericap, Inc. and the Company. Incorporated by reference to Exhibit 3.1 of the Company's Quarterly
                            Report on Form 10-Q for the Quarterly period ended
                            March 31, 1992 (the "March, 1992 10-Q").

          4.01       -      Specimen Certificate representing the Common Stock,
                            par value $.01 per share. Incorporated by reference to Exhibit 1 of the 8-A.

          5.01       -      Opinion of Parker Duryee Rosoff & Haft.*

          10.01      -      Amended 1991 Management Stock Option Plan.
                            Incorporated by reference to Exhibit 10 of the March, 1992 10-Q.

          10.02      -      Form of Stock Option Agreement for the 1991 Plan.
                            Incorporated by reference to Exhibit 10.02 of the 1992 10-K.

          10.03      -      The Company's 401(k) Tax Deferred Savings Plan.
                            Incorporated by reference to Exhibit 10.03 of the 1992 10-K.

          10.04      -      Employment Agreement dated as of June 1, 1992
                            between the Company and J. Roger Faherty.
                            Incorporated by reference to Exhibit 10.04 of the 1992 10-K.

          10.05      -      First Amendment dated as of February 22, 1993 to
                            Employment Agreement dated as of June 1, 1992 between the Company and J. Roger Faherty.
                            Incorporated by reference to Exhibit 10.05 of the 1992 10-K.

          10.06      -      Deferred Compensation Agreement dated as of October
                            1, 1992 between the Company and J. Roger Faherty.
                            Incorporated by reference to Exhibit 10.06 of the 1992 10-K.

          10.07      -      Employment Agreement dated as of June 1, 1992
                            between the Company and Mark Graff. Incorporated by reference to Exhibit 10.07 of the 1992 10-K.

          10.08      -      First Amendment dated as of February 22, 1993 to
                            Employment Agreement dated as of June 1, 1992 between the Company and Mark Graff. Incorporated by reference to Exhibit 10.08 of the 1992 10-K.

          10.09      -      Deferred Compensation Agreement dated as of October
                            1, 1992 between the Company and Mark Graff.
                            Incorporated by reference to Exhibit 10.09 of the 1992 10-K.

          10.10      -      Employment Agreement dated as of June 1, 1992
                            between the Company and Leland H. Nolan.
                            Incorporated by reference to Exhibit 10.10 of the 1992 10-K.

          10.11      -      First Amendment dated as of February 22, 1993 to
                            Employment Agreement dated as of June 1, 1992 between the Company and Leland H. Nolan.
                            Incorporated by reference to Exhibit 10.11 of the 1992 10-K.

          10.12      -      Deferred Compensation Agreement dated as of October
                            1, 1992 between the Company and Leland H. Nolan.
                            Incorporated by reference to Exhibit 10.12 of the 1992 10-K.

          10.13      -      1993 Employees Stock Option Plan.  Incorporated by
                            reference to Exhibit 10.19 of the 1993 S-1.

          10.14      -      Second Amendment dated as of June 15, 1993 to
                            Employment Agreement dated as of June 1, 1992 between the Company and J. Roger Faherty.
                            Incorporated by reference to Exhibit 10.20 of the 1993 S-1.

          10.15      -      Second Amendment dated as of June 15, 1993 to
                            Employment Agreement dated as of June 1, 1992 between the Company and Mark Graff. Incorporated by reference to Exhibit 10.21 of the 1993 S-1.

          10.16      -      Second Amendment dated as of June 15, 1993 to
                            Employment Agreement dated as of June 1, 1992 between the Company Leland H. Nolan. Incorporated by reference to Exhibit 10.22 of the 1993 S-1.

          10.17      -      Form of Stock Option Agreement for the 1993 Plan.
                            Incorporated by reference to Exhibit 10.23 of the 1993 S-1.

          10.18      -      Employment Agreement dated as of June 1, 1992
                            between Richard Kirby and the Company. Incorporated by reference to Exhibit 10.24 of the 1933 S-1.


          10.19      -      Employment Agreement dated as of September 1, 1993
                            between the Company and Philip J. Callaghan.
                            Incorporated by reference to Exhibit 10.34 of the 1993 S-1.

          10.20      -      Agreement between Graff Pay-Per-View Inc. and Four
                            Media Company dated January 31, 1994. Incorporated by reference to Exhibit 10.39 of the 1993 10-K.

          10.21      -      Third Amendment dated as of March 23, 1994 to
                            Employment Agreement dated as of June 1, 1992 between the Company and J. Roger Faherty.
                            Incorporated by reference to Exhibit 10.41 of the 1993 10-K.

          10.22      -      Third  Amendment dated as of March 23, 1994 to
                            Employment Agreement dated as of June 1, 1992 between the Company and Mark Graff. Incorporated by reference to Exhibit 10.42 of the 1993 10-K.

          10.23      -      Third Amendment dated as of March 23, 1994 to
                            Employment Agreement dated as of June 1, 1992 between the Company and Leland H. Nolan.
                            Incorporated by reference to Exhibit 10.43 of the 1993 10-K.

          10.24      -      Employment  Agreement  dated as of May 27, 1994
                            between Marc Greenberg and Graff Merger
                            Corp. Incorporated by reference to Exhibit 10.01 of the June, 1994 8-K.

          10.25      -      Employment Agreement dated as of May 27, 1994
                            between Richard Goldberg and Graff Merger Corp.
                            Incorporated by reference to Exhibit 10.02 of the June, 1994 8-K.

          10.26      -      1994 Employees' Stock Option Plan.  Incorporated by
                            reference to Exhibit 1 to the Company's Proxy
                            Statement (the "1994 Proxy Statement") for its
                            Annual Meeting of Stockholders held June 22, 1994.

          10.27      -      Directors' Stock Option Plan.  Incorporated by
                            reference to Exhibit 2 to the 1994 Proxy Statement.

          10.28      -      Loan and Security Agreement $900,000 Term Loan and
                            $2,500,000  Revolving  Credit facility   dated
                            October   21,  1994  with Midlantic  National Bank,
                            N.A.  Incorporated by  reference   to  Exhibit
                            10.01  of  the September 30, 1994 10-Q.

          10.29      -      Amended and restated Loan  Agreement dated as of
                            December 9, 1994 with  Midlantic National   Bank,
                            N.A.    Incorporated   by reference  to Exhibit
                            10.44 of the December 31, 1994 10-K.

          l0.30      -      Employment Agreement dated January 1, 1995 between
                            the Company and Daniel J. Barsky. Incorporated by reference to Exhibit 10.48 of the December 31, 1994
                            10-K.

          10.31      -      Employment  Agreement  dated  as of January  1, 1995
                            between  the  Company  and Irene Merlo Posio.
                            Incorporated by reference to Exhibit 10.49 of the December 31, 1994 10-K.

          10.32      -      Letter Agreement between SPICE, Inc., and Graff-Pay-
                            Per-View Inc., Adam & Eve Communications, Inc., PHE,
                            Inc. VCA Labs, Inc., Nolan Quan, John J. Gallagher,
                            Philip Harvey and Russell J. Hampshire dated
                            January 26, 1995. Incorporated by reference to
                            Exhibit 10.46 of the December 31, 1994 10-K.

          10.33      -      Agreement between AT&T Corp. and Graff Pay-Per-View
                            Inc. concerning Skynet Transponder Service dated
                            February 7, 1995. Incorporated by reference to
                            Exhibit 10.45 of the December 31, 1994 10-K.

          10.34      -      Letter Agreement by and between Graff Pay-Per-View
                            Inc., SPICE, Inc. and Cable VideoStore, Inc. and TVN
                            Entertainment Corporation dated March 27, 1995.
                            Incorporated by reference to Exhibit 10.57 of the Company's Registration Statement on Form S-3,
                            Registration No. 33-93534, effective July 5, 1995.

          10.35      -      Joint Venture Agreement of American Gaming Network
                            dated June 28, 1995 and between American Gaming
                            Network, Inc. and TV Games, Inc. Incorporated by reference to Exhibit 10.60 of the Company's
                            Registration Statement on Form S-3, Registration No.
                            33-93534, effective July 5, 1995.

          10.36      -      Letter Agreement between MultiMedia Games, Inc., TV
                            Games, Inc. Graff Pay-Per-View Inc. dated June 28,
                            1995. Incorporated by reference to Exhibit 10.61 of the Company's Registration Statement on Form S-3,
                            Registration No. 33-93534, effective July 5, 1995.

          10.37      -      Industrial Lease Between Margate Associates and
                            Spector Entertainment Group, Inc. Incorporated by reference to Exhibit 10.62 of the September 12, 1995
                            Form 8-K.

          10.38      -      Employment Agreement dated September 1, 1995
                            between the Company and Edward M. Spector.
                            Incorporated by reference to Exhibit 10.63 of the September 12, 1995 Form 8-K.

          10.39      -      Amendatory  Agreement  dated as of  August  14,
                            1995  between Graff  Pay-Per-View  Inc. and
                            Midlantic National Bank, N.A. Incorporated by reference to Exhibit 10.65 of the September 30, 1995 Form 10-Q.

          10.40      -      Separation  Agreement  entered  into as of
                            December  31, 1995 between Graff  Pay-Per-View  Inc.
                            and Leland Nolan. Incorporated by reference to Exhibit 10.66 of the December 31, 1995 Form 10-K.

          10.41      -      Separation  Agreement  entered  into as of
                            December  31, 1995 between Graff  Pay-Per-View  Inc.
                            and Mark Graff.  Incorporated by reference to
                            Exhibit  10.66  of the  Incorporated  by  reference
                            to  Exhibit  10.67  of the December 31, 1995
                            Form 10-K.

           10.42     -      Fourth  Amendment  to  Employment  Agreement
                            effective  as of January  1,  1996  between  Graff
                            Pay-Per-View  Inc.  and  J.  Roger  Faherty.
                            Incorporated by reference to Exhibit 10.66 of the Incorporated by reference to Exhibit 10.68 of the December 31, 1995 Form 10-K.

           10.43     -      General   Partnership  and   Contribution
                            Agreement of CVS Partners dated January 27, 1996 by and between the Company and WilTech Cable
                            Television Services,  Inc., WilTech Services,  Inc.
                            and Cable Video Store, Inc. Incorporated by reference to Exhibit 10.69 of the December 31, 1995
                            Form 10-K.

           10.44     -      Third  Amendatory   Agreement  dated  as  of  March
                            28,  1996 between Graff Pay-Per-View Inc. and
                            Midlantic National Bank, N.A. Incorporated by reference to Exhibit 10.70 of the December 31, 1995
                            Form 10-K.

           10.45     -      Share Sale  Agreement  made on March 22,  1996 by
                            and  between Philips Media Services B.V., KPN
                            Multimedia  B.V. and Graff  Pay-Per-View  Inc.
                            Incorporated by reference to Exhibit 10.71 of the December 31, 1995 Form 10-K.

           23.01     -      Consent of Coopers & Lybrand L.L.P.

           23.02     -      Consent of Price Waterhouse LLP.

           23.03     -      Consent of Parker Duryee Rosoff & Haft.*

           24.01     -      Power of Attorney (contained on Page II-11).

- --------------
*To be filed by amendment.

Item 17.  Undertakings

                  The undersigned Registrant hereby undertakes:

         (1) That for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (3) To remove from registration any means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         (4) That, for purposed of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that is incorporated by reference in the Registration Statement, shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer and controlling persons of Registrant pursuant to Item 15 of this Part II to the Registration Statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 10, 1996.
                                               GRAFF PAY-PER-VIEW INC.


                                                By:    /s/ J. Roger Faherty
                                                       ------------------------
                                                       J. Roger Faherty,
                                                       Chairman of the Board


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Roger Faherty and Edward M. Spector, and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities and on the dates indicated:

/s/ J. Roger Faherty                        Chief Executive and    May 10, 1996
- ---------------------------                 Financial Officer and
   J. Roger Faherty                         Chairman of the Board
                                            (Principal Executive,
                                            Financial and Accounting
                                            Officer)

    /s/ Edward M. Spector           President, Chief          May 10, 1996
- ---------------------------         Operating Officer
   Edward M. Spector                and Director


     /s/ Leland H. Nolan            Director                  May 10, 1996
- ---------------------------
    Leland H. Nolan

     /s/ Mark Graff                 Director                  May 10, 1996
- ---------------------------
   Mark Graff


     /s/ Marvin Small               Director                  May 10, 1996
- ---------------------------
    Marvin Small


    /s/ Dean Ericson                Director                  May 10, 1996
- ---------------------------
    Dean Ericson

                  EXHIBIT INDEX

                                                               Consecutively
Exhibit                                                        Numbered
Number                                                         Pages

23.01       Consent of Coopers & Lybrand, L.L.P.
23.02       Consent of Price Waterhouse LLP
23.03       Consent of Parker Duryee Rosoff & Haft.*

- ---------------
*  To be filed by amendment.